                                                                    Exhibit 99.1

Contact:
Incara:
W. Bennett Love

919-558-1907

For Immediate Release:

               Incara Announces Deligoparin Clinical Trial Results

Research Triangle Park, N.C., September 17, 2002 - Incara Pharmaceuticals Corporation (Nasdaq:INCR) announced today that analysis of the results from the clinical trial of deligoparin for the treatment of ulcerative colitis shows that treatment with deligoparin did not meet the primary or secondary endpoints of the study. Deligoparin is an ultra low molecular weight heparin that is being developed for the treatment of ulcerative colitis by Incara Development, Ltd., which is jointly owned by Incara Pharmaceuticals and Elan Corporation, plc. Incara Pharmaceuticals licensed deligoparin from Opocrin S.p.A. of Modena, Italy in 1998.

In January 2001, Incara Development initiated the Phase 2/3 pivotal clinical trial for deligoparin in patients with ulcerative colitis. The trial enrolled 138 patients at 30 academic and private medical centers and is the largest controlled clinical trial of the treatment of ulcerative colitis with heparin or a lower molecular weight heparin. The study was designed to examine the effects of subcutaneous injection of deligoparin in patients with symptoms of active ulcerative colitis who were also receiving standard medical treatment. The objective of treatment was to induce complete remission or significantly improve signs and symptoms of ulcerative colitis as reflected in changes in a colitis activity index (CAI) score. The CAI score assessed stool frequency, rectal bleeding, endoscopic appearance of the colon and a physician's global assessment.

"Although the drug appeared to be safe, the results of the trial do not justify further development for treatment of ulcerative colitis. Given these results, we believe it is now appropriate for Incara to redirect our resources and energy away from deligoparin, and concentrate on our catalytic antioxidant program and liver cell transplantation program," stated Clayton I. Duncan, President and CEO of Incara.

Incara Pharmaceuticals Corporation (www.incara.com ) is developing therapies focused on tissue protection, repair and regeneration. The company is developing a series of catalytic antioxidants as treatments for damage occurring in cancer radiation therapy and stroke and for protection of cells in transplantation. Incara is also developing liver cell therapy for treatment of liver failure.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results might differ materially from those anticipated. These statements and other statements made elsewhere by Incara or its representatives, which are identified or qualified by words such as "intends," "likely," "will," "suggests," "expects," "might," "may," "believe," "could," "should," "would," "anticipates," "plans," or the negative of those terms or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Important factors that could cause results to differ include risks associated with clinical trials, the uncertainties of scientific research, product development activities, the need to obtain funds for operations and the failure to satisfy the listing requirements of the Nasdaq Stock Market. These and other important risks are described in Incara's reports on Form 10-K, Form 10-Q and Form 8-K and its registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Incara assumes no obligation to update the information in this release.